Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Gold Resource Corp.

We hereby consent to the incorporation by reference in this registration statement on Form SB-2 of our report dated March 15, 2006, relating to the consolidated financial statements of Gold Resource Corporation as of December 31, 2005 and for the years ended December 31, 2005 and 2004, and the period from August 24, 1998 (inception) to December 31, 2005.

Denver, Colorado
January 12, 2007